Exhibit 11.2

June 22, 2017

Federated World Investment Series, Inc. 4000 Ericsson Drive Warrendale, PA 15086-7561

Ladies and Gentlemen:

We have acted as counsel to Federated International Leaders Fund (the “Surviving Fund”), a series of Federated World Investment Series, Inc., a Maryland corporation (the “Surviving Fund Registrant”), in connection with the filing with the Securities and Exchange Commission (the “SEC”) of the registration statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”) registering Class A Shares, Class B Shares, Class C Shares, Institutional Shares and Class R6 Shares of stock of the Surviving Fund to be issued pursuant to the Agreement and Plan of Reorganization dated May 19, 2017 (the “Agreement”). This opinion is furnished to the Reorganizing Fund in accordance with the requirements of paragraph 29 of Schedule A of the Securities Act and Item 16(11) of Form N-14 under the 1933 Act and the Investment Company Act of 1940, as amended.

The Agreement, in the form adopted by the Surviving Fund and Federated InterContinental Fund (the “Reorganizing Fund”), a series of Federated Equity Funds, provides for the transfer of all or substantially all of the Reorganizing Fund’s assets (which offers Class A Shares, Class B Shares, Class C Shares, Institutional Shares and Class R6 Shares) to the Surviving Fund in exchange solely for Class A Shares, Class B Shares, Class C Shares, Institutional Shares and Class R6 Shares of the Surviving Fund, respectively. Class A Shares of the Surviving Fund shall be distributed to holders of Class A Shares of the Reorganizing Fund in proportion to such shareholders’ holdings on the reorganization date. Class B Shares of the Surviving Fund shall be distributed to holders of Class B Shares of the Reorganizing Fund in proportion to such shareholders’ holdings on the reorganization date. Class C Shares of the Surviving Fund shall be distributed to holders of Class C Shares of the Reorganizing Fund in proportion to such shareholders’ holdings on the reorganization date. Institutional Shares of the Surviving Fund shall be distributed to holders of Institutional Shares of the Reorganizing Fund in proportion to such shareholders’ holdings on the reorganization date. Class R6 Shares of the Surviving Fund shall be distributed to holders of Class R6 Shares of the Reorganizing Fund in proportion to such shareholders’ holdings on the reorganization date.

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of: (i) the Agreement; (ii) resolutions adopted by the Board of Directors of the Surviving Fund Registrant; (iii) the Surviving Fund Registrant’s Articles of Incorporation, as amended and By-laws, as amended; (iv) such other records, certificates, documents and other papers as we deemed necessary to examine for the purpose of this opinion (collectively, the “Documents”). In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all Documents reviewed by us as copies, the authenticity and completeness of all original Documents reviewed by us in original or copy form and the legal competence, authority and capacity of each individual executing any Document.

The opinions herein are subject to and conditioned upon the representations made by the Surviving Fund concerning factual matters (but not conclusions of law) being true and accurate. We have assumed that such representations made “to the knowledge and belief” (or similar qualification) of any person or party is, and at all relevant times will be, correct without that qualification. We have further assumed that the Documents and such representations present all the material and relevant facts relating to the Reorganization. The initial and continuing truth and accuracy of such representations at all relevant times constitutes an integral basis for the opinions expressed herein, and these opinions are conditioned thereon. Our opinion, as set forth herein, is based on facts in existence and the laws in effect on the date hereof and is limited to applicable federal law of the United States and the applicable laws of the State of Maryland and, with respect to the enforceability of the Agreement, the applicable laws of the Commonwealth of Pennsylvania. We are not opining on, and we assume no responsibility with respect to, the applicability to or effect on any of the matters covered herein of the laws of any other jurisdiction. Our opinion in Paragraph 1 with respect to the valid existence and good standing of the Surviving Fund is based solely on a certificate received from the Secretary of the State of Maryland.

We have relied upon the facts set forth in the Agreement and, with your permission, we have assumed to be true and are relying upon (without any independent investigation or review thereof):

A.       The accuracy of all factual representations, warranties, and other statements made by all parties or as set forth in the Documents;

B.       The performance and satisfaction of all obligations imposed by any Document(s) on the parties; and

C.       The completeness and accuracy of all records made available to us.

Based solely upon and subject to the foregoing, and subject to the qualifications, exceptions, assumptions and limitations expressed herein, we are of the opinion that:

1.       The Surviving Fund is a legally designated, separate series of a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland;

2.       The Agreement has been duly authorized, executed and delivered by the Surviving Fund Registrant, on behalf of the Surviving Fund, and assuming the due authorization, execution and delivery of the Agreement by the other parties to the Agreement, is the valid and binding obligation of the Surviving Fund Registrant, on behalf of the Surviving Fund, enforceable against the Surviving Fund Registrant, on behalf of the Surviving Fund, in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and other equitable principles;

3.       The execution and delivery of the Agreement by the Surviving Fund Registrant, on behalf of the Surviving Fund, did not, and the performance by the Surviving Fund of its obligations under the Agreement will not, violate the Surviving Fund Registrant’s Articles of Incorporation or Bylaws currently in effect; and

4.       The Surviving Fund Shares to be issued for transfer to the Reorganizing Fund’s shareholders as provided by the Agreement are duly authorized and upon such transfer and delivery will be validly issued and outstanding and, assuming receipt by the Surviving Fund of the consideration contemplated by the Agreement, fully paid and nonassessable shares in the Surviving Fund, and no shareholder of the Surviving Fund has any preemptive right of subscription or purchase in respect thereof.

This opinion is rendered solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ K&L Gates LLP

K&L Gates LLP